Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Electric Last Mile, Inc.

1055 West Square Lake Road

Troy, MI 48098

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 6, 2021, relating to the financial statements of Electric Last Mile, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding Electric Last Mile, Inc.’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Troy, Michigan

July 23, 2021